                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                               Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                ELECTRONIC RETAILING SYSTEMS INTERNATIONAL, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                ELECTRONIC RETAILING SYSTEMS INTERNATIONAL, INC.
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 10, 1999
                            ------------------------

                                                            Norwalk, Connecticut
                                                                    May 14, 1999

TO THE HOLDERS OF COMMON STOCK
  OF ELECTRONIC RETAILING SYSTEMS
  INTERNATIONAL, INC.:

     The Annual Meeting of the Stockholders of ELECTRONIC RETAILING SYSTEMS INTERNATIONAL, INC., will be held at the offices of Zilkha & Company, 767 Fifth Avenue-46th Floor, New York, New York on Thursday, June 10, 1999 at 10:00 A.M., local time, for the following purposes, as more fully described in the accompanying Proxy Statement:

     1. To elect five directors of the Company for the ensuing year.

     2. To transact such other business as may properly come before the Meeting or any adjournment or adjournments thereof.

     The close of business on April 20, 1999 has been fixed by the Board of Directors as the record date for the determination of stockholders entitled to notice of, and to vote at, the Meeting.

                                          By Order of the Board of Directors

                                          NORTON GARFINKLE,
                                            Chairman of the Board and Secretary

     You are cordially invited to attend the meeting in person. If you do not expect to be present, please mark, sign and date the enclosed form of Proxy and mail it in the enclosed return envelope which requires no postage if mailed in the United States, so that your vote can be recorded.

                                PROXY STATEMENT

GENERAL

     This Proxy Statement, which will be mailed commencing on or about May 14, 1999 to the persons entitled to receive the accompanying Notice of Annual Meeting of Stockholders, is provided in connection with the solicitation of proxies on behalf of the Board of Directors of Electronic Retailing Systems International, Inc. for use at the Annual Meeting of Stockholders (the "Meeting") to be held on June 10, 1999 and at any adjournment or adjournments thereof, for the purposes set forth in such Notice. The Company's executive office is located at 488 Main Avenue, Norwalk, Connecticut 06851.

VOTING

     At the close of business on April 20, 1999, the record date stated in the accompanying Notice, the Company had outstanding 21,249,447 shares of common stock, $.01 par value (the "Common Stock"), each of which is entitled to one vote with respect to each matter to be voted on at the Meeting. The Company has no class or series of voting stock outstanding other than the Common Stock.

     A majority of the issued and outstanding shares of Common Stock present in person or by proxy will constitute a quorum for the transaction of business at the Meeting. Directors are elected by a plurality vote.

     Abstentions and broker non-votes (as hereinafter defined) are counted for purposes of determining the presence or absence of a quorum for the transaction of business. For the purpose of determining the vote required for approval of matters to be voted on at the Meeting, shares held by stockholders who abstain from voting will be treated as being "present" and "entitled to vote" on the matter. However, in the case of a broker non-vote, or where a stockholder withholds authority from his proxy to vote the proxy as to a particular matter, such shares will not be treated as "present" and "entitled to vote" on the matter. Accordingly, in the election of directors, an abstention, or a broker non-vote or the withholding of a proxy's authority, will have no effect on the outcome of the vote on the matter. A "broker non-vote" refers to shares represented at the Meeting in person or by proxy by a broker or nominee where such broker or nominee (i) has not received voting instructions on a particular matter from the beneficial owner or persons entitled to vote; and (ii) the broker or nominee does not have the discretionary voting power on such matter.

     At April 20, 1999, Norton Garfinkle, Chairman of the Board of the Company, together with two affiliated limited partnerships, and Bruce F. Failing, Jr., the Company's Vice Chairman of the Board and Chief Executive Officer, together with a trust established for the benefit of his children, beneficially owned approximately 52% of the outstanding Common Stock of the Company. Messrs. Garfinkle and Failing have entered into an agreement relating to the voting and disposition of such shares. Accordingly, Messrs. Garfinkle and Failing, acting together, will be in a position to elect all of the Company's directors and to take action requiring stockholder approval. See "I. Election of Directors -- Information Concerning Certain Stockholders" below.

                           I.  ELECTION OF DIRECTORS

     Five directors will be elected at the Meeting, each to serve for one year and until a successor shall have been chosen and qualified. It is the intention of each of the persons named in the accompanying form of Proxy to vote the shares represented thereby in favor of the five nominees listed in the following table, unless otherwise instructed in such Proxy. Each such nominee is presently serving as a director. The Board of Directors has no reason to believe that any person named will be unable or will decline to serve. In case any of the nominees is unable or declines to serve, such persons reserve the right to vote the shares represented by such Proxy for another person duly nominated by the Board of Directors in such nominee's stead, or, if no other person is so nominated, to vote such shares only for the remaining nominees. Certain information concerning the nominees for election as directors is set forth below. Such information was furnished by them to the Company.

                                                                  SHARES OF
                                                                 COMMON STOCK
                                                              OWNED BENEFICIALLY
                NAME OF NOMINEE AND CERTAIN                         AS OF             PERCENT
                  BIOGRAPHICAL INFORMATION                     APRIL 1, 1999(1)       OF CLASS
                ---------------------------                   ------------------      --------
DAVID DIAMOND, age 40; Executive Vice President of Marketing
  and New Applications, Catalina Marketing Corp., since
  1997; consultant to suppliers of products and services to
  the supermarket industry from 1994 until 1997; Director of
  the Company since 1996....................................         14,750(2)              (3)
BRUCE F. FAILING, JR., age 50; founder of the Company in
  1990, and its Vice Chairman of the Board and Chief
  Executive Officer; President of the Company through 1997;
  Director of the Company since 1990........................      3,145,637(4)(5)       14.8%
NORTON GARFINKLE, age 68; founder of the Company in 1990,
  and its Chairman of the Board; Chairman of Cambridge
  Management Corporation (manufacturer and marketer of DAP
  series of massively parallel processing computers) since
  prior to 1994, and Chairman of its affiliates (engaged in
  the research and development of new technologies),
  including Oxford Management Corporation, during such
  period; Director of the Company since 1990(6).............      7,890,758(4)(7)       37.2
SHELDON WEINIG, age 71; Adjunct Professor at Columbia
  University since 1994 and at State University of New York,
  Stony Brook, since prior to 1994; consultant, Sony
  Engineering and Manufacturing of America from 1994 to
  1996; Director: Aseco Corporation, Insituform
  Technologies, Inc., Intermagnetics General Corporation,
  Kentek Information Systems, Inc., U.S. Cast Polymers,
  Inc.; Director of the Company since 1998..................          2,500(8)              (3)
DONALD E. ZILKHA, age 47; President, Zilkha & Company
  (private investment advisor) since prior to 1994; Director
  of the Company since 1993.................................        114,972(9)              (3)

---------------
(1) Such persons have sole voting and investment power with respect to all outstanding shares of Common Stock shown as being beneficially owned by them, subject to the information contained in the footnotes to this table.

(2) Includes (i) 1,000 shares beneficially owned jointly by Mr. Diamond and his wife, and (ii) 13,750 shares issuable upon exercise of stock options granted by the Company exercisable within 60 days of April 1, 1999.

(3) Less than 1%.

(4) Such stockholders are party to a stockholders agreement among Norton Garfinkle, Bruce F. Failing, Jr., certain family trusts and partnerships, and Elizabeth Z. Failing, as described under "Information Concerning Certain Stockholders" below.

(5) Includes 1,318,489 shares beneficially owned by a trust established for the benefit of Mr. Failing's children, 168,318 shares beneficially owned by Elizabeth Z. Failing, Mr. Failing's sister, and 20,000 shares beneficially owned jointly by Mr. Failing and his wife, Leigh Q. Failing.

(6) In December 1995, pursuant to an agreement with New York State authorities, Mr. Garfinkle admitted to a misdemeanor relating to his 1989 New York State return and paid all taxes required by the agreement.

(7) Includes 600,000 shares held by Garfinkle Limited Partnership I and 6,489,970.5 shares held by Garfinkle Limited Partnership II, both Delaware limited partnerships with respect to each of which G.F. Management Corp. (all of the shares of which are held by Norton Garfinkle) acts as sole general partner.

(8) Represents shares issuable upon exercise of stock options granted by the Company exercisable within 60 days of April 1, 1999.

(9) Includes 17,500 shares issuable upon exercise of stock options granted by the Company exercisable within 60 days of April 1, 1999.

     No family relationship exists between any of the directors or executive officers of the Company.

BOARD MEETINGS AND COMMITTEES

     During the year ended December 31, 1998, the Board of Directors of the Company met eight times and took action by unanimous written consent on fourteen occasions. Each current director of the Company, other than David Diamond, attended at least 75% of the meetings of the Board of Directors and meetings of any committees of the Board on which such person served which were held during the time that person served.

     The members of the Audit Committee of the Board of Directors of the Company are Norton Garfinkle, Donald E. Zilkha and Sheldon Weinig, who in May 1999 succeeded to the position of Paul A. Biddelman, who will not continue as a director after the Meeting. The Audit Committee is responsible for overseeing that management fulfills its responsibilities in connection with the preparation of the consolidated financial statements of the Company and its subsidiaries. The Committee's functions include making recommendations to the Board regarding the engaging and discharging of the Company's independent accountants, reviewing with the independent accountants the plan and the results of the auditing engagement, approving the professional services provided by the independent accountants, reviewing the independence of the independent accountants, and reviewing the adequacy of the Company's system of internal accounting controls. The Audit Committee met once during the year ended December 31, 1998.

     The members of the Compensation Committee of the Board of Directors are Norton Garfinkle, Donald E. Zilkha and Paul A. Biddelman. The functions of the Compensation Committee include making recommendations to the Board of Directors of the Company regarding the salaries, bonuses, fringe benefits or compensation of any kind for the officers of the Company. The Compensation Committee met once during the year ended December 31, 1998.

     The Company has not appointed a nominating committee of the Board of Directors.

DIRECTOR COMPENSATION

     The Company maintains the Electronic Retailing Systems International, Inc. 1993 Director Stock Option Plan (the "Director Option Plan") previously adopted by the Board of Directors, and approved by the stockholders, of its predecessor corporation. Under the Director Option Plan, pursuant to amendments approved by the stockholders of the Company in January 1997 and June 1998, options to purchase up to 750,000 shares of the Company's Common Stock may be granted to directors of the Company. The Company has the ability to grant options under the Director Option Plan to executive officers who are directors, which are intended to be "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), provided that the option exercise price is equal to the fair market value of the Common Stock on the date of grant. Other options granted under the Director Option Plan will be nonqualified options.

     The Director Option Plan is administered by the Board of Directors of the Company, which determines the persons who are to receive options and the number of shares subject to each option. David Diamond and Donald Zilkha, in addition to Paul A. Biddelman (a director who will not continue in office after the Meeting), hold options granted under the Director Option Plan: (i) in June 1996 covering, respectively, 12,500 shares, 20,000 shares and 20,000 shares of Common Stock, exercisable at a price per share equal to $1.875, the closing price per share of Common Stock on the Nasdaq Stock Market on the date of grant, and (ii) in June 1998 covering, respectively, 17,500 shares, 10,000 shares and 10,000 shares of Common Stock, exercisable at a price per share equal to $4.00, the closing price per share of Common Stock on the Nasdaq Stock Market on the date of grant. Sheldon Weinig holds an option granted under the Director Option Plan in September 1998 covering 10,000 shares of Common Stock, exercisable at a price per share equal to $2.75, the closing price per share of Common Stock on the Nasdaq Stock Market on the date of grant. All such options expire five years from the date of grant and are exercisable on the date of grant with respect to one-quarter of the shares covered thereby, with an additional one-quarter of such shares becoming exercisable annually thereafter.

     George B. Weathersby, who served as a director through the 1998 annual meeting of stockholders and as President of the Company through March 1998, held five-year options covering 20,000 shares of Common Stock granted in June 1996 at an exercise price of $1.875, and covering 50,000 shares of Common Stock granted in December 1996 at an exercise price of $3.38, in each case exercisable on the date of grant with respect to one-quarter of the shares covered thereby and with respect to an additional one-quarter of such shares annually thereafter. In addition, Mr. Weathersby was granted a ten-year option in May 1997 covering 50,000 shares, exercisable at a per share price of $5.69, becoming exercisable after achievement by the Company of specified performance standards. All such options were granted at an exercise price equal to the closing price of the Common Stock on the date of grant. During the year ended December 31, 1998, Mr. Weathersby exercised options with respect to 10,000 shares at an exercise price per share of $1.875. All other options held by Mr. Weathersby expired without exercise subsequent to the 1998 annual meeting of stockholders.

     During the year ended December 31, 1998, the Company paid to Oxford Management Corporation ("Oxford") the amount of $97,500 for services rendered by Norton Garfinkle and $18,600 in reimbursement of other expenses. The Company's continuing arrangements with Oxford, which are terminable at any time by the Company or Oxford, provide for payments in the amount per month of $7,500 for services rendered by Mr. Garfinkle.

     The Company has not adopted any director fee arrangement, but reimburses all of its directors for their out-of-pocket expenses incurred in the performance of their duties as directors of the Company.

EXECUTIVE COMPENSATION

     Summary Compensation Table. The following table sets forth information concerning the annual compensation for each of the Company's last three completed fiscal years of: (i) the Company's chief executive officer and (ii) each of the other most highly-compensated executive officers whose salary and bonus exceeded $100,000 during the most recent fiscal year:

                           SUMMARY COMPENSATION TABLE

                                                                       LONG-TERM
                                                                      COMPENSATION
                                                                      ------------
                                               ANNUAL COMPENSATION     SECURITIES
                                               --------------------    UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION             YEAR   SALARY($)   BONUS($)    OPTIONS(#)    COMPENSATION($)
---------------------------             ----   ---------   --------   ------------   ---------------
Bruce F. Failing, Jr. ................  1998    155,769      --              --             --
Chief Executive Officer                 1997    206,731      --              --             --
                                        1996    246,567      --              --             --

Michael B. Persky.....................  1998    214,385      --         450,000(2)         500(3)
President(1)                            1997     24,615      --          60,000             --
                                        1996         --      --              --             --

Lester S. Briney......................  1998    186,923      --         100,000(5)         500(3)
Vice President,                         1997    113,573      --         100,000             --
  Chief Technical Officer(4)            1996         --      --              --             --

Michael R. Valiton....................  1998    160,385      --              --            500(3)
Senior Vice President(6)                1997    149,423      --              --             --
                                        1996    140,942      --         100,000(5)          --

---------------
(1) Mr. Persky became an executive officer upon joining the Company in December 1997.

(2) Options with respect to 60,000 shares replaced options previously granted and surrendered contemporaneously with such replacement.

(3) Represents 401(k) contributions by the Company under its defined contribution plan.

(4) Mr. Briney became an executive officer in July 1997 after joining the Company earlier in the year and ceased to be an executive officer in January 1999.

(5) Such options replaced options previously granted and surrendered contemporaneously with such replacement.

(6) Mr. Valiton became an executive officer in January 1995 after joining the Company in the prior year and ceased to be an executive officer in January 1999.

     Option Grant Table. The following table sets forth certain information regarding options granted by the Company during the year ended December 31, 1998, to the individuals named in the above compensation table:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                            POTENTIAL REALIZABLE
                                          INDIVIDUAL GRANTS                                   VALUE AT ASSUMED
                          --------------------------------------------------                   ANNUAL RATES OF
                          NUMBER OF     % OF TOTAL                 MARKET                        STOCK PRICE
                          SECURITIES     OPTIONS                    PRICE                     APPRECIATION FOR
                          UNDERLYING    GRANTED TO    EXERCISE    PER SHARE                    OPTION TERM(1)
                           OPTIONS     EMPLOYEES IN    PRICE       ON DATE     EXPIRATION   ---------------------
          NAME            GRANTED(#)   FISCAL YEAR     ($/SH)    OF GRANT($)      DATE       5%($)       10%($)
          ----            ----------   ------------   --------   -----------   ----------   --------   ----------
Bruce F. Failing,
  Jr. ..................        --           --       --           --                 --         --           --
Michael B. Persky.......    60,000(2)       5.1        3.50         3.50        06/08/08    132,068      334,686
                           140,000(3)      12.0        3.125        3.125       06/11/08    275,141      697,262
                           250,000(4)      21.4        2.906        2.906       07/06/08    456,892    1,157,854
Lester S. Briney........   100,000(2)       8.6        3.50         3.50        06/08/08    220,113      557,810
Michael R. Valiton......        --           --       --           --                 --         --           --

---------------
(1) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on arbitrarily assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options are granted to their expiration date.

(2) Such options replace options previously granted and surrendered contemporaneously with such replacement, one quarter of which become exercisable with respect to the shares covered thereby on June 8, 1999, with an additional one-quarter thereof subject to exercise each anniversary of the date of grant thereafter.

(3) Such options become exercisable with respect to one-quarter of the shares covered thereby on May 11, 1999 with an additional one-quarter thereof subject to exercise each anniversary of the date of grant thereafter.

(4) Such stock options were granted with exercisability subject to achievement by the Company of specified performance standards.

     Aggregate Option Exercises and Year-End Option Table. The following table sets forth certain information regarding exercises of stock options, and stock options held as of December 31, 1998 by the individuals named in the above compensation table.

                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                   NUMBER OF
                                                             SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                                                            UNEXERCISED OPTIONS AT         IN-THE-MONEY OPTIONS
                                SHARES                        FISCAL YEAR-END(#)             AT YEAR-END($)(1)
                              ACQUIRED ON      VALUE      ---------------------------   ---------------------------
NAME                          EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                          -----------   -----------   -----------   -------------   -----------   -------------
Bruce F. Failing, Jr........      --            --              --              --            --              --
Michael B. Persky...........      --            --              --         450,000            --              --
Lester S. Briney............      --            --              --         100,000            --              --
Michael R. Valiton..........      --            --          56,250          43,750        31,669          24,631

---------------
(1) Calculated on the basis of the fair market value of the underlying securities at the exercise date or at year-end, as the case may be, less the respective exercise prices.

     Option Repricings. During the year ended December 31, 1998, the Board of Directors authorized the repricing of stock options held by employees of the Company, including two executive officers. See the "Report of the Compensation Committee" below for a discussion of the repricing. The following table sets forth certain information with respect to the repricing of options held by any executive officer of the Company during each completed fiscal year since its inception:

                           TEN-YEAR OPTION REPRICINGS

                                       NUMBER OF                                                    LENGTH OF
                                      SECURITIES    MARKET PRICE                                    ORIGINAL
                                      UNDERLYING    OF STOCK AT    EXERCISE PRICE                  OPTION TERM
                                        OPTIONS       TIME OF        AT TIME OF        NEW        REMAINING AT
                                      REPRICED OR   REPRICING OR    REPRICING OR     EXERCISE   DATE OF REPRICING
NAME                         DATE     AMENDED(#)     AMENDMENT        AMENDMENT      PRICE($)     OR AMENDMENT
----                       --------   -----------   ------------   ---------------   --------   -----------------
Michael B. Persky........  06/08/98      60,000        $3.50             $ 4.875      $3.50          9 years,
  President                                                                                          6 months
Lester S. Briney.........  06/08/98      50,000         3.50               6.00        3.50          9 years,
  Vice President,                                                                                    2 months
  Chief Technical          06/08/98      50,000         3.50               6.1875      3.50          9 years,
  Officer(1)                                                                                         3 months
Michael B. Valiton.......  07/25/96      30,000         2.25               5.00        2.25          9 years,
  Senior Vice President,                                                                              1 month
  Technology and
  Operations(2)
James M. Nolan Jr........  07/25/97      17,500         2.25               6.00        2.25          6 years,
  Vice President,                                                                                    5 months
  Product Development(3)   07/25/97       2,500         2.25               5.00        2.25          9 years,
                                                                                                      1 month
William B. Fischer.......  07/25/96      10,000         2.25               5.00        2.25          8 years,
  Vice President,                                                                                    7 months
     Finance(4)
Wayne Benoit.............  03/28/95     200,000         5.63               8.50        5.63          9 years,
  Executive Vice
     President,                                                                                       1 month
  Chief Operating
  Officer(5)

---------------
(1) Mr. Briney ceased to be an executive officer of the Company in January 1999.

(2) Mr. Valiton ceased to be an executive officer of the Company in January
    1999.

(3) Mr. Nolan ceased to be an executive officer of the Company in September
    1997.

(4) Mr. Fischer ceased to be an executive officer of the Company in July 1997.

(5) Mr. Benoit ceased to be an executive officer of the Company in March 1996.

1993 EMPLOYEE STOCK OPTION PLAN

     The Company maintains the Electronic Retailing Systems International, Inc. 1993 Employee Stock Option Plan (the "Employee Option Plan") previously adopted by the Board of Directors, and approved by the stockholders, of its predecessor corporation. Under the Employee Option Plan, pursuant to amendments approved by the stockholders of the Company in June 1994, December 1996 and June 1998, options to purchase up to 3,500,000 shares of the Company's Common Stock may be granted to key employees of the Company and its subsidiaries, including executive officers who are not directors. The Company is able to grant options under the Employee Option Plan which are intended to be "incentive stock options" within the meaning of Section 422 of the Code, provided that the option exercise price is equal to the fair market value of the Common Stock on the date of grant. Other options granted under the Employee Option Plan are nonqualified options.

     The Employee Option Plan is administered by the Board of Directors of the Company, which determines the persons who are to receive options and the number of shares subject to each option. As of April 1, 1999, options covering an aggregate of 2,125,462 shares of Common Stock were outstanding pursuant to the Employee Option Plan and options covering an aggregate of 484,133 shares had been exercised.

CERTAIN AGREEMENTS WITH EXECUTIVE OFFICERS

     The Company's severance arrangements with William W. Erdman, who ceased to be Executive Vice President, Chief Operating Officer, of the Company in January 1998, provided for bi-weekly payments at the rate of Mr. Erdman's prior base salary of $9,615, which continued for six months after his departure. Such payments would have continued for an additional three months in the event Mr. Erdman had not commenced other full-time employment in March 1998. Mr. Erdman's severance arrangements also provided for exercisability through December 1998 of certain options exercisable at the time of his departure, coverage under the Company's benefit plans until the earlier of commencement of other full-time employment or December 31, 1998, maintenance of confidentiality restrictions and non-competition covenants effective for one year after departure.

     The Company's severance arrangements with Michael Luetkemeyer, who ceased to be Vice President, Chief Financial Officer, of the Company in May 1998, provided for bi-weekly payments at the rate of Mr. Luetkemeyer's prior base salary of $7,692, which continued for nine months after his departure. Mr. Luetkemeyer's severance arrangements also provided for exercisability through December 1998 of certain options exercisable at the time of his departure, coverage under the Company's benefit plans until the earlier of commencement of other full-time employment or the end of the period of his severance payments, payment of relocation expenses, maintenance of confidentiality restrictions and non-competition covenants effective for one year after departure.

PERFORMANCE GRAPH

     The following performance graph compares the total stockholder return on the Company's Common Stock to the S&P 500 Index and to the NASDAQ Computer & Data Processing Index for the past five years. The graph assumes that $100 was invested in the Common Stock and each such Index on December 31, 1993 and that all dividends were reinvested.

                     COMPARISON OF CUMULATIVE TOTAL RETURNS
[LINE GRAPH]

                                                 ELECTRONIC RETAILING                                       NASDAQ COMPUTER &
                                              SYSTEMS INTERNATIONAL, INC.         S&P 500 INDEX           DATA PROCESSING INDEX
                                              ---------------------------         -------------           ---------------------
'1993'                                                  100.00                       100.00                      100.00
'1994'                                                   93.62                       101.32                      121.44
'1995'                                                   42.55                       139.40                      184.92
'1996'                                                   70.21                       171.40                      228.22
'1997'                                                   74.47                       228.59                      280.37
'1998'                                                   47.86                       293.91                      501.73

     Notwithstanding anything set forth in any of the Company's previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 which might incorporate future filings, including this Proxy Statement, in whole or in part, the preceding performance graph and the report that follows shall not be deemed incorporated by reference into any such filings.

REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee of the Board of Directors makes recommendations to the Board of Directors regarding the compensation arrangements for executive officers of the Company. The Compensation Committee's objectives in formulating the Company's executive compensation program are: (i) to offer levels of compensation which are competitive with those offered by other companies in similar businesses; (ii) to compensate executives based on each executive's level of responsibility and contribution to the Company's business goals; (iii) to link compensation with the Company's financial performance; and (iv) to align the interests of the Company's executives with the interests of the Company's stockholders.

     In the case of executive officers other than the Company's chief executive officer, who is a founder and principal stockholder of the Company, the Compensation Committee acts upon information provided to it by the Company's chief executive officer or chief operating officer in response to the requirements of the Company's operations. During the fiscal year ended December 31, 1998, a principal objective of the Compensation Committee remained the construction of arrangements that would be effective in attracting and retaining executive management so as to build an organization sufficient to support a larger customer base and anticipated sales growth.

     In 1998, Michael Persky, who became an executive officer in the prior year, was appointed as President -- Chief Operating Officer, and Paul Lavoie, who currently holds the position of Vice President -- Retail Marketing, joined the Company as an executive officer. The Company's efforts during 1998 were successfully concluded in the early part of the current year with the appointment of Jerry McAuliffe as Vice President -- Chief Financial Officer, of Norman Tsang, as Vice President -- Marketing, and of Morty Bachar, as Vice President, Engineering.

     The compensation program for the Company's executives has consisted primarily of base salary and stock options, and may in appropriate circumstances extend also to cash bonuses. The Company's chief executive officer has not been awarded any bonus amounts since the inception of the Company, and has not participated in the Company's stock option program.

     (i) Base Salary. The Compensation Committee determines executive base salaries by level of responsibility, individual performance and Company performance, as well as by the need to provide a competitive package that allows the Company to retain key executives. After reviewing individual and Company performance and available information on salaries at other companies of similar size, the chief executive officer and chief operating officer make recommendations to the Compensation Committee concerning the base salaries of executive officers junior to them, respectively. The Compensation Committee reviews and, with any changes it deems appropriate, approves these recommendations for submission to the Board of Directors of the Company. Base salary of the Company's chief executive officer during 1998 was approximately $155,769 per annum. During each of the three most recent fiscal years, base salary of the Company's chief executive officer has been adjusted downwards from the prior year, consistent with the Company's objective of recruiting or promoting additional executive management.

     (ii) Cash Bonuses. For the three fiscal years ended December 31, 1998, in view of the Company's continuing objective of conserving cash and developing its business, the Company did not implement a general, cash bonus program, and relied on its stock option program for additional discretionary incentives. The Company may in the future award bonuses to key management personnel based on the achievement of corporate goals recommended by senior executive management and approved by the Board of Directors of the Company, individual objectives established for executive management by the Compensation Committee in discussions with the employee, and an evaluation of executive management by the Compensation Committee.

     (iii) Stock Options. The primary purpose of the Company's stock option program is to align the interests of the Company's executive officers more closely with the interests of the Company's stockholders by offering the executives an opportunity to benefit from increases in the market price of the Common Stock. The Company's stock option program provides long-term incentives that have enabled the Company to attract and retain key employees by encouraging their ownership of Common Stock. The Compensation Committee believes that its stock option program provides opportunities to executives that are consistent with the returns that are generated on behalf of the Company's stockholders.

     The Company's Employee Option Plan is administered by the Board of Directors, which, in the case of executive officers, acts upon recommendations of the Compensation Committee. In order more effectively to provide incentives to option recipients, in 1998 grants under the Employee Option Plan were modified so that one-quarter thereof will typically become exercisable on the first anniversary of grant, with one-quarter of the remainder becoming exercisable on the second, third and fourth anniversaries of grant, respectively. In addition, the Company will grant options to key employees with exercisability dependent upon achievement by the Company of identified milestones, as circumstances warrant.

     Each of the Company's executive officers during 1998 (other than Mr. Failing) held options granted under the Employee Option Plan. In selecting individuals for options under the plan and determining the terms thereof, the Company takes into consideration present and potential contributions to the success of the Company. During 1998, the Company's policy was, generally, to award options either in connection with new hires or upon promotion of an employee to a position of enhanced responsibility. Approximately one-third of the Common Stock covered by options granted in the last year were subject to options granted to Michael Persky, the Company's President -- Chief Operating Officer. Of these grants, the exercisability of options covering 250,000 shares of Common Stock were subject to achievement by the Company of specified performance standards.

     (iv) Fiscal Year 1998 Repricing of Options. In June 1998, the Board of Directors determined that the purposes of the stock option program were not being adequately achieved. Although, in connection with the Company's initial public offering of Common Stock in 1993, the Company granted ten-year options, in replacement of its prior existing performance incentive plan, exercisable at a price of $.01 per share, the Company has since, typically, granted options with an exercise price equal to the fair market value of the Common Stock at the date of grant. In June 1998, the Board of Directors determined that, because downward trends in the market price of the Common Stock had left the exercise price of more recently granted options at a level substantially above the current fair market value, it would be in the best interests of the Company to permit the surrender by employees of existing options upon issuance of new options with an exercise price at current market value and a different exercise schedule. Accordingly, employees surrendered options covering an aggregate of 508,863 shares of Common Stock in exchange for new options exercisable at $3.50 per share (the closing price per share of the Common Stock on the Nasdaq Stock Market on the date of grant), such options to become exercisable with respect to one-quarter of the shares covered thereby on the first anniversary of grant and annually thereafter with respect to an additional one-quarter of the grant.

     As part of the foregoing opportunity, Mr. Persky surrendered options granted to him in 1997 to purchase 60,000 shares of Common Stock, with an exercise price of $4.875 per share, in exchange for options to purchase the same number of shares, and Lester Briney, another executive officer of the Company, surrendered two options granted to him in 1997, each to purchase 50,000 shares of Common Stock at exercise prices per share of $6.00 and $6.1875, respectively, in exchange for options to purchase 100,000 shares of Common Stock. Each of the replacement options issued to Messrs. Persky and Briney are exercisable at a price of $3.50 per share and become exercisable in accordance with the modified schedule provided to employees generally.

                            ------------------------

     Section 162(m) ("Section 162") of the Code generally limits federal income tax deductions paid after 1993 to the chief executive officer and to the four other most highly compensated officers of the Company to a total of $1 million per year, but contains an exception for performance based compensation that satisfies certain conditions. The Company has not adopted an absolute policy regarding Section 162. In making compensation decisions, the Company will consider the net cost of compensation to it and whether it is practicable and consistent with other compensation objectives to qualify the Company's incentive compensation under the applicable exemption of Section 162. The Company anticipates that deductibility of compensation payments will be one among a number of factors used in ascertaining appropriate levels or modes of compensation, and that the Company will make its compensation decision based upon an overall determination of what it believes to be in the best interests of its stockholders.

                                          Compensation Committee

                                            Norton Garfinkle
                                            Paul A. Biddelman
                                            Donald E. Zilkha

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the year ended December 31, 1998, the members of the Company's Compensation Committee were Norton Garfinkle, Paul A. Biddelman and Donald E. Zilkha.

     During the year ended December 31, 1998, Oxford Management Corporation, a company controlled by Mr. Garfinkle, was reimbursed an aggregate amount of $97,500 for services rendered by Mr. Garfinkle and $18,600 in reimbursement of other expenses. The Company's continuing arrangements with Oxford, which are terminable at any time by the Company or Oxford, provide for payments in the amount per month of $7,500 for services rendered by Mr. Garfinkle.

     Holders of shares of Common Stock obtained upon conversion of the Company's previously outstanding Series A Cumulative Convertible Preferred Stock, $1.00 par value (the "Series A Preferred Stock"), remain entitled to certain demand and incidental registration rights which, in the case of such demand rights, obligate the Company to register such shares, on two occasions, provided that the holders of at least 500,000 shares notify the Company that they intend to offer for sale in the aggregate at least 100,000 shares of Common Stock. Such holders include Garfinkle Limited Partnership II (an affiliate of Mr. Garfinkle), an affiliate of Hanseatic Corporation (in which Mr. Biddelman is an officer), and Mr. Zilkha.

     Under agreements entered into by the Company in 1993 with the limited partners of a partnership affiliated with the Company's predecessor corporation (including Mr. Zilkha and Hanseatic Corporation's predecessor-in-interest), such partners hold certain demand and incidental registration rights and co-sale rights. In addition, the former stockholders of the Company's predecessor corporation, including Mr. Garfinkle and Bruce F. Failing, Jr., Vice Chairman of the Board and Chief Executive Officer and a director of the Company, and their respective affiliates and related family trusts, became entitled to certain demand and incidental registration rights with respect to shares of Common Stock held by them upon the Company's acquisition of its predecessor corporation, which, in the case of such demand registration rights, operate pursuant to the standards applicable to the shares obtained upon conversion of Series A Preferred Stock. Garfinkle Limited Partnership II and Messrs. Failing and Zilkha also hold certain incidental registration rights with respect to shares of Common Stock purchased by them in the Company's 1996 private placement.

INFORMATION CONCERNING CERTAIN STOCKHOLDERS

     The stockholders (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) who, to the knowledge of the Board of Directors of the Company, owned beneficially more than 5% of any class of the outstanding voting securities of the Company as of April 1, 1999 and all directors and executive officers as a group, and their respective stockholdings as of such date (according to information furnished by them to the Company), are set forth in the following table:

                                                                NUMBER OF SHARES
                                                                 OF COMMON STOCK       PERCENT
BENEFICIAL OWNER                                              BENEFICIALLY OWNED(1)    OF CLASS
----------------                                              ---------------------    --------
Norton Garfinkle............................................        7,890,758(3)         37.1%
  133 East 62nd Street
  New York, NY 10021(2)
Bruce F. Failing, Jr........................................        3,145,637(4)         14.8
  230 Round Hill Road
  Greenwich, CT 06831(2)
Fidelity International Limited..............................        2,099,000(5)          9.9
  Pembroke Hall
  42 Crow Lane
  Hamilton, Bermuda
Connecticut Development Authority...........................        1,508,785(6)          7.1
  845 Brook Street
  Rocky Hill, CT 06067
Directors and executive officers as a group (thirteen
  persons)..................................................       12,374,417(7)         57.7

---------------
(1) Except as otherwise indicated, as of April 1, 1999 all of such shares are owned with sole voting and investment power.

(2) Such stockholders are party to a stockholders agreement among Norton Garfinkle, Bruce F. Failing, Jr., certain family trusts and partnerships, and Elizabeth Z. Failing, as described below.

(3) Includes 600,000 shares held by Garfinkle Limited Partnership I and 6,489,970.5 shares held by Garfinkle Limited Partnership II, both Delaware limited partnerships and with respect to each of which

    G.F. Management Corp. (all of the shares of which are held by Norton Garfinkle) acts as sole general partner.

(4) Includes 1,318,489 shares beneficially owned by a trust established for the benefit of Mr. Failing's children, 168,318 shares beneficially owned by Elizabeth Z. Failing, Mr. Failing's sister, and 20,000 shares beneficially owned jointly by Mr. Failing and his wife Leigh Q. Failing.

(5) In a Statement on Schedule 13D filed with the Securities and Exchange Commission by Fidelity International Limited ("FIL"), FIL has reported that it beneficially owns such shares as investment adviser or the parent of the investment adviser to a number of non-U.S. investment companies or investment trusts.

(6) Represents (i) 699,724 shares issuable upon exercise of the Company's warrants exercisable at April 1, 1999 and (ii) 809,061 shares issuable at such date upon conversion of the Company's convertible promissory note in the principal amount of $5,000,000. See "Other Information Concerning Directors, Officers and Stockholders" below.

(7) Includes 286,250 shares issuable upon exercise of stock options granted by the Company exercisable within 60 days of April 1, 1999.

     As of April 1, 1999, no executive officer of the Company named in the Summary Compensation Table under "Executive Compensation" above (according to information furnished by them to the Company) owned beneficially any shares of Common Stock, except for Bruce F. Failing, Jr., a nominee for election as director at the Meeting, and except as follows:

                                                             NUMBER OF SHARES
                                                              OF COMMON STOCK       PERCENT
BENEFICIAL OWNER                                           BENEFICIALLY OWNED(1)    OF CLASS
----------------                                           ---------------------    --------
Michael B. Persky........................................          88,000(2)         (3)
Michael Valiton..........................................         150,000(4)         (3)

---------------
(1) Except as otherwise indicated, as of April 1, 1999 all of such shares are owned with sole voting and investment power.

(2) Includes 85,000 shares issuable upon exercise of stock options granted by the Company exercisable within 60 days of April 1, 1999.

(3) Less than one percent.

(4) Represents shares issuable upon exercise of stock options granted by the Company exercisable within 60 days of April 1, 1999.

     Messrs. Garfinkle and Failing, together with certain family trusts and partnerships, and Mr. Failing's sister (each, together with his related parties, a "Stockholder Group"), are parties to an agreement dated March 1993, as amended (the "Restated Stockholder Agreement"), under which: (i) both Stockholder Groups have agreed that, through the year 2003, they will use their best efforts to provide that the Board of Directors of the Company will consist of not more than seven directors, six of whom (or such lesser number equivalent to the then current number of directors) will be designated by Mr. Garfinkle and Mr. Failing in proportion to the respective beneficial holdings of shares of Common Stock of the Garfinkle Stockholder Group and the Failing Stockholder Group, (ii) except for sales effected pursuant to Rule 144 and transfers to affiliates, family members or related trusts, no such Stockholder Group may transfer any shares of Common Stock to any third party without first offering such shares to the other Stockholder Group at the same price as offered by such third party, (iii) through the year 2003, in the event a Stockholder Group proposes to transfer shares of Common Stock to a third party in a transaction pursuant to which control of the Company would change, the other Stockholder Group will have the right, on the same terms, to participate in such transaction, and (iv) through the year 2003, Mr. Garfinkle has the option to acquire at fair market value all shares held by the Failing Stockholder Group upon the death or incapacity of Mr. Failing, which option may be assigned to the Company, subject to the Company's acceptance of such option. Such arrangements terminate in the event either Stockholder Group owns less than ten percent of the outstanding Common Stock, or if Messrs. Garfinkle and Failing are unable to elect at least a majority of the Board of Directors of the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based solely upon a review of copies of reports received by it pursuant to
Section 16(a) of the Securities Exchange Act of 1934, and the written representations of its directors and officers, and holders of more than ten percent of any registered class of the Company's equity securities, the Company believes that, during 1998 all filing requirements applicable to its directors, officers and ten percent holders under said section were satisfied, except that Michael B. Persky, President of the Company, on his timely filed Form 5 for 1998 reported two transactions involving the purchase of an aggregate of 1,000 shares of Common Stock of the Company during such year.

OTHER INFORMATION CONCERNING DIRECTORS, OFFICERS AND STOCKHOLDERS

     At April 1, 1999, Norton Garfinkle, Chairman of the Board and a director of the Company, together with two affiliated limited partnerships, beneficially owned approximately 37.1% of the outstanding Common Stock of the Company, and Bruce F. Failing, Jr., Vice Chairman of the Board and Chief Executive Officer and a director of the Company, together with a trust established for the benefit of his children, beneficially owned approximately 14.8% of the outstanding Common Stock of the Company. See "Compensation Committee Interlocks and Insider Participation" above for information concerning certain demand and incidental registration rights relating to the Company's Common Stock held by Messrs. Garfinkle and Failing, and Donald E. Zilkha, a director of the Company, and Paul
A. Biddelman, a director who will not continue in office after the Meeting, or their affiliates, and certain reimbursements by the Company to a company controlled by Mr. Garfinkle.

     During the year ended December 31, 1998, as a result of the advances by the Connecticut Development Authority (the "CDA") under the Company's convertible note (the "CDA Note"), and the exercisability of the Company's warrant (the "CDA Warrant") held by the CDA, the CDA was the beneficial owner of in excess of 5% of the outstanding Common Stock. At April 1, 1999, the Company was indebted under the CDA Note in the aggregate principal amount of $5,000,000. All such amounts are repayable in August 1999, accrue interest, payable monthly, at a rate of 7.4% per annum (of which $401,000 was paid during the year ended December 31, 1998) and are secured by the assets of the Company. Such amounts are convertible into shares of Common Stock, at an adjusted conversion price calculated at $3.00 plus the average market price of the Common Stock during the twelve months prior to conversion. The CDA Warrant is exercisable through August 1999 with respect to 699,724 shares of Common Stock (as adjusted through April 1, 1999), at an adjusted price calculated at $2.58 plus the average market price of the Common Stock during the twelve months prior to exercise.

     The Company believes that the terms of the foregoing transactions between the Company and its affiliates were no less favorable to the Company than it could have obtained from unaffiliated third parties. The Company will continue through August 1999, to remain indebted to the CDA in accordance with its existing arrangements. As a matter of policy, all future transactions between the Company and its affiliates will be on terms no less favorable to the Company than those available with unaffiliated third parties.

                 II.  RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

     The Board of Directors has selected PricewaterhouseCoopers LLP, independent accountants, as the auditors of the Company for the year ending December 31, 1999. Such firm has examined the consolidated financial statements of the Company for the year ended December 31, 1998. The Board of Directors considers PricewaterhouseCoopers LLP to be eminently qualified.

     One or more representatives of PricewaterhouseCoopers LLP will attend the Meeting, will have an opportunity to make a statement and will respond to appropriate questions from stockholders.

                               V.  OTHER MATTERS

     The Board of Directors of the Company does not know of any other matters which may be brought before the Meeting. However, if any such other matters are properly presented for action, it is the intention of the persons named in the accompanying form of proxy to vote the shares represented thereby in accordance with their judgment on such matters.

                               VI.  MISCELLANEOUS

     If the accompanying form of proxy is executed and returned, the shares represented thereby will be voted in accordance with the terms of the proxy, unless the proxy is revoked. If no directions are indicated in such proxy, the shares represented thereby will be voted, in the election of the directors, in favor of the nominees proposed by the Board of Directors. Any proxy may be revoked at any time before it is exercised by giving written notice to the Secretary of the Company prior to the actual vote at the Meeting. The casting of a later dated ballot or proxy at the Meeting by a stockholder who may theretofore have given a proxy will have the effect of revoking the initial proxy.

     All costs relating to the solicitation of proxies will be borne by the Company. Proxies may be solicited by officers, directors and regular employees of the Company and its subsidiaries personally, by mail or by telephone or telegraph, and the Company may pay brokers and other persons holding shares of stock in their names or those of their nominees for the reasonable expenses in sending soliciting material to their principals.

     It is important that proxies be returned promptly. Stockholders who do not expect to attend the Meeting in person are urged to mark, sign and date the accompanying form of proxy and mail it in the enclosed return envelope, which requires no postage if mailed in the United States, so that their votes can be recorded.

     The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (the "Annual Report") accompanies this Proxy Statement. The Annual Report is not to be deemed part of this Proxy Statement.

STOCKHOLDER PROPOSALS

     In the event that a stockholder fails to notify the Company by March 30, 2000 of an intent to be present at the Company's 2000 annual meeting of stockholders in order to present a proposal for a vote, the Company will have the right to exercise its discretionary authority to vote against the proposal, if presented, without including any information about the proposal in its proxy materials. The foregoing requirements are separate from and in addition to the requirements of the Securities and Exchange Commission that a stockholder must meet to have a proposal included in the Company's Proxy Statement. Stockholder proposals intended to be presented at the 2000 annual meeting of stockholders of the Company must be received by the Company by January 15, 2000 in order to be considered for inclusion in the Company's Proxy Statement relating to such meeting.

                                          NORTON GARFINKLE, Chairman of
                                            the Board and Secretary

Norwalk, Connecticut
May 14, 1999

                ELECTRONIC RETAILING SYSTEMS INTERNATIONAL, INC.

                                  COMMON STOCK

   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby (1) acknowledges receipt of the notice of the Annual Meeting of Stockholders of Electronic Retailing Systems International, Inc. (the "Company") to be held at the offices of Zilkha & Company, 767 Fifth Avenue-46th Floor, New York, New York on Thursday, June 10, 1999 at 10:00 A.M., local time, and the Proxy Statement in connection therewith and (2) appoints Norton Garfinkle and Bruce F. Failing, Jr., and each of them, his proxies with full power of substitution, for and in the name, place and stead of the undersigned, to vote and act with respect to all of the shares of Common Stock of the Company standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act, at the meeting and at any adjournment thereof, and the undersigned directs that this proxy be voted as specified on the reverse side.

If more than one of the proxies named above shall be present in person or by substitute at the meeting or any adjournment thereof, all of the proxies so present and voting, either in person or by substitute, shall exercise all of the proxies hereby given.

The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all that the proxies so present and voting, their substitutes or any of them, may lawfully do by virtue hereof.

                  (Continued, and to be signed on reverse side)


                                                                SEE REVERSE SIDE

/X/ PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE


                                    FOR                   WITHHOLD
                           all nominees listed at         AUTHORITY
                           right (except as marked      to vote for all
                           to the contrary below).  nominees listed at right.
(a) Election of Directors:          / /                       / /

                            NOMINEES: David Diamond
                                      Bruce F. Failing, Jr.
                                      Norton Garfinkle
                                      Sheldon Weinig
                                      Donald E. Zilkha


(INSTRUCTIONS:    To withhold authority to vote for any individual nominee as a
                  Director, write that nominee's name in the space provided below.)


(b) In the discretion of the proxies on any other matter that may properly come before the meeting or any adjournment thereof.


THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE MATTERS SPECIFICALLY REFERRED TO HEREON.

PLEASE DATE, SIGN AND MAIL THIS PROXY CARD IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED.


Signature:_____________________________________________   Dated: _______________


Signature:_____________________________________________   Dated: _______________


NOTE: Please date this proxy and sign your name exactly as it appears herein.
      Where there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, the proxy should be signed by a duly authorized officer.